Exhibit 99.1

FOR IMMEDIATE RELEASE:

November 16, 2009

Media Contact:

Roger Johnson, Overstock.com, Inc.

+1 (801) 947-4430

rojohnson@overstock.com

Investor Contact:

Kevin Moon, Overstock.com, Inc.

+1 (801) 947-3282

kmoon@overstock.com

Overstock.com Files Unreviewed Form 10-Q for Q3 2009

SALT LAKE CITY — Overstock.com, Inc. (NASDAQ: OSTK) today filed an unreviewed Form 10-Q for the period ending September 30, 2009.  Below is a letter from Patrick Byrne, the company’s Chairman and CEO.

“All things are subject to interpretation; whichever interpretation prevails at a given time is a function of power and not truth.” — Friedrich Nietzsche

Dear Owner:

We have elected to file an unreviewed Form 10-Q for the period ending September 30, 2009.  Here is why:

1.

In February 2009, we were notified by a partner that we had overpaid it approximately $700,000, but that the partner wanted to reach a mutual solution to this overpayment and another open issue (the partner has asserted that we might owe it in excess of $400,000 regarding this other issue).  At that time, we doubted our ability to recover this overpayment and we could not reasonably estimate what we might recover.

2.

Thus, we had to decide between either immediately recognizing as income a sum whose magnitude, collection, and collectability was in doubt (which we felt was an incorrect and aggressive position, especially in light of the economic and retail environment of the time), or whether we should take a more conservative position of negotiating with this vendor who owed whom, how much, and on what terms, including timing of payment, and recognizing those sums only if and when we received the payments.

3.

The accounting for this transaction required significant judgment and interpretation of the facts and circumstances — which others with 20/20 hindsight might later question.  Weighing all the facts and circumstances at the time, we decided it would be a mistake to book this overpayment as an asset as of December 31, 2008, deciding instead to recognize the sums as we recovered the money (that is, we thought the conservative position was the correct position). Our auditors at the time, PricewaterhouseCoopers (“PwC”), agreed with this course of action, and we prepared our 2008 Form 10-K on the basis of this decision.

4.

Although PwC had given us eight years of fine service, after we filed our 2008 Form 10-K, we ran a formal RFP process for selecting our 2009 auditors as a reflection of my belief that changing auditors every decade or so might be healthy. Grant Thornton won that RFP, and the Audit Committee selected Grant Thornton as our 2009 auditor.

5.	Before Grant Thornton took our audit engagement in Q1 2009, it reviewed our filed 2008 Form 10-K and told us it was comfortable with our past accounting practices.

6.

In late Q1 2009, we received $785,000 relating to the partner overpayment discussed in point 1 above (even though the other issue with that partner remained unresolved).  Thus, we recognized $785,000 in our 2009 Q1 Form 10-Q financials, which Grant Thornton reviewed as our auditors.  In addition we highlighted $1.9 million (of which the $785,000 was a part) attributable to the collected overpayment, certain partner under-billing collections, and a freight carrier’s refund of overcharges in one-time, non-recurring income in that quarter’s earnings release, earnings conference call and Form 10-Q.

7.

As our auditors, Grant Thornton reviewed our financial statements in Q1 and Q2 2009 before we filed Form 10-Q’s for those quarters.  Throughout 2009, our Audit Committee has repeatedly asked Grant Thornton if there was any accounting that it would do differently, and repeatedly received the answer, “No.” In fact, as recently as late-October 2009, Grant Thornton confirmed to us that it supported our accounting method for recognizing the $785,000.

8.	In early October and again in early November, the SEC sent us comment letters asking us, among other things, to advise it on and justify the accounting treatment we used regarding the $785,000.

9.

Last week, Grant Thornton advised us that, on further consultation and review within the firm, it had revised its position and that it now believes that we should have recorded the $785,000 as an asset in 2008.  As a result of its accounting position, Grant Thornton said it would be unable to complete its review of the financial statements in our Q3 Form 10-Q unless we amended our previous 2009 quarterly filings and restated our 2008 financial results.  On November 13, Grant Thornton also advised us that it believes that we should make disclosure or take action to prevent future reliance on our March 31, 2009 financial statements and June 30, 2009 financial statements filed in our Q1 and Q2 Form 10-Q’s, as a result of this issue.

10.

We disagree with Grant Thornton.  We, along with PwC, continue to believe that we have accounted for the $785,000 correctly and thus our Q1 and Q2 financial statements are correct.  Both we and PwC believe that it is not proper to reopen our 2008 Form 10-K, subject to resolution with the SEC of its comment letters.

11.

Thus, we are in a quandary: one auditing firm won’t sign-off on our Q3 Form 10-Q unless we restate our 2008 Form 10-K, while our previous auditing firm believes that it is not proper to restate our 2008 Form 10-K.  Unfortunately, Grant Thornton’s decision-making could not have been more ill-timed as we ran into SEC filing deadlines.

As a result, we have elected to dismiss Grant Thornton, file an unreviewed Q3 Form 10-Q (as we have no current auditor), continue to work with the SEC on the issues addressed in its comment letters, and engage another independent audit firm.  Once we have completed these last two items, we will file a reviewed Q3 Form 10-Q/A.

In the meantime, I will continue to focus on the business during this busiest part of the year.

I will hold a conference call to further explain and answer questions regarding this matter on Wednesday afternoon at 5:00 p.m. EST (details below).  Until then, I remain,

Your humble servant,

Patrick M. Byrne

Webcast information

To listen to the conference call via telephone, dial (866) 551-1816 and enter passcode 42232838 when prompted.  Participants outside the United States or Canada who do not have Internet access should dial +1 (706) 758-1198 and enter passcode 4223283 when prompted.

Replay

A replay of the webcast will be available at http://investors.overstock.com starting two hours after the live call has ended.  An audio replay of the webcast will be available via telephone starting at 6:00 p.m. Eastern Time on Wednesday, November 18, 2009 through 11:59 p.m. Eastern Time on Wednesday, November 25, 2009.  To listen to the recorded webcast by phone, please dial (800) 642-1687 and enter passcode 4223283 when prompted.  Outside the U.S. or Canada please dial +1 (706) 645-9291 and enter passcode 4223283 when prompted.

About Overstock.com

Overstock.com, Inc. is an online retailer offering brand-name merchandise at discount prices.  The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory distribution channel.  Overstock.com, headquartered in Salt Lake City, is a publicly traded company listed on the NASDAQ Global Market System and can be found online at http://www.overstock.com. Overstock.com regularly posts information about the company and other related matters on its website under the heading “Investor Relations.”

# # #

Overstock.com® is a registered trademark of Overstock.com, Inc.  Any other trademarks are the property of their respective owners.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact, including statements regarding our ability to resolved any open matters with the SEC, hire another independent auditor, and the timing of any amended filing(s) with the SEC.  Our Form 10-K/A for the year ended December 31, 2008 our subsequent quarterly reports on Form 10-Q, or any amendments thereto, and our other subsequent filings with the Securities and Exchange Commission identify important factors that could cause our actual results to differ materially from those contained in our projections, estimates or forward-looking statements.